Exhibit 10.1

May 2 2022

Eduardo Bezerra

Dear Eduardo,

On behalf of the Perrigo Board of Directors, I would like to formally congratulate you on becoming part of the Perrigo family and an integral part of my leadership team. For more than 130 years, Perrigo has provided high quality, affordable self-care products to families around the world and there is no greater reward than helping make lives better.

Perrigo sets the standard for hiring top talent, which is why I am so pleased to confirm in writing the offer of Executive Vice President, Chief Financial Officer. Reporting to me, you will have the opportunity to help over 9,000 passionate Perrigo employees around the globe bring our vision to a reality:

To make lives better by bringing quality, affordable self-care products that consumers trust everywhere they are sold.

This offer is contingent upon successful completion of a pre-employment drug test, a background check and your ability to legally work in the United States. We are targeting a start date of on or around May 16th, 2022.

The base salary for this position will be $700,000 annually (paid over 24 pay periods on the 15th and last day of each month). Other terms of our offer also include:

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A cash sign on bonus in the gross amount of $200,000. If you voluntarily leave Perrigo for any reason within 12 months of your start of employment, you will be responsible to repay Perrigo 66% of your cash sign on bonus. If you voluntarily leave Perrigo for any reason within 13-24 months of your start of employment, you will be responsible to repay Perrigo 50% of your cash sign on bonus.

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Participation in Perrigo’s discretionary Annual Incentive Plan (AIP). The AIP is a cash bonus plan. Your target annual payout for the bonus will be 80% of base salary. Bonus payouts take place following the end of the calendar year, occurring in early-March. Your first payout in March of 2023 will be a full year bonus and not pro-rated based on your date of hire. The Corporate AIP plan is funded based on company performance consistent with the other executive officers including myself. Payout of AIP can range from 0% to 200% of target based on individual and company performance.

Corporate Annual Incentive Plan (AIP)

•	20% of Target attributed to attainment of Individual Strategic Objectives

•	30% of Target attributed to Corporate Revenue (Total Perrigo)

•	50% of Target attributed to Corporate Operating Income goals (Total Perrigo)

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You will be eligible to receive equity through Perrigo’s discretionary Long-Term Incentive Plan (LTIP). Perrigo grants equity using a combination of equity vehicles which can include Performance-based Restricted Stock Units (PSUs) and Service-based Restricted Stock Units (RSUs). Your 2022 award will equal $1,800,000. The value of equity awards has the potential to payout between 30% and 170% of the original award target amount depending on the performance of PSUs at the end of the relevant performance period (excluding any gain or loss of the stock price). Receipt of the equity awards are subject to the terms outlined in the Perrigo Company PLC Award Agreements and Perrigo’s 2019 Long-Term Incentive Plan (and any amendments, modifications or successor documents).

Award Vehicles based on board approved 2022 plan design • 50% of award granted in Adjusted Operating Income PSUs • 20% of award granted in rTSR-PSUs • 30% of award granted in 3-year Ratable RSUs

•	As a member of our senior executive team, you will be eligible to participate in the Perrigo Non-Qualified Deferred Compensation (NQDC) plan.

•	You will be eligible for a performance and salary review on April 1st, 2023 and annually thereafter.

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Eligibility to participate in our Health and Welfare benefits to include Health, dental, prescription, and life insurance, 401(k), profit sharing retirement, tuition reimbursement and paid holidays and vacation. Please refer to the Perrigo Employee Benefit Guide for a full description of all of the benefits you are eligible to receive.

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Severance—Eligibility to participate in the Perrigo Company plc U.S. Severance Policy Amended and Restated Effective February 14, 2019 (“Policy”). Per the terms of the Policy, as an Executive Vice President if you were separated from employment and eligible to receive severance pay, you would receive a severance payment equal to 52 weeks of your base salary, a pro rata bonus payment for the year in which the termination occurs, based on actual performance, and Company paid COBRA coverage for 12 months if you participate in Perrigo’s health insurance programs and are not entitled to health insurance coverage under another employer-provided plan. Additionally, per the terms of the LTIP, for this kind of separation, there would be a 24-month continued vesting of unvested LTI from the date of separation of employment.

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Your eligibility to participate in the various discretionary compensation and benefit plans referenced previously is governed by the terms and conditions of each plan document or policy, and you, as with any other executive officer, are subject to any plan design changes and other decisions made by the Talent & Compensation Committee or the Board of Directors.

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You will qualify for 4 weeks of vacation annually. A prorated amount will be issued upon hire for 2022 and you may begin using time as needed. Vacation should be used within the calendar year it is issued and cannot be carried over from year to year. You will receive 4 additional weeks on January 1, 2023 and annually thereafter. Consistent with our vacation policy any unused vacation is not eligible for payout upon separation from the company.

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Your official work location will be your home based in Miami, Florida. While your primary work location is your home office, you understand and agree that an essential function of your job is regularly traveling to numerous Perrigo locations such as West Palm Beach, Florida, Allegan and Grand Rapids, Michigan, Dublin, Ireland, and Nazareth, Belgium. Note that our new Grand Rapids, Michigan North American Headquarters will open in and around July 2022. Should you decide at any time to relocate to Grand Rapids, Perrigo will provide you and your family relocation services consistent with company policy to include: Lump Sum Allowance, Home Sale Program, Destination Assistance, Moving Assistance and Tax Assistance among many other benefits. Travel from Miami to other business essential locations including West Palm Beach, Florida, Grand Rapids, Michigan and Dublin, Ireland will be covered under the terms of the Perrigo Global Travel and Expense Policy (the “Travel Policy”).

Perrigo is an at-will employer, meaning that either you or Perrigo are free to end the employment relationship at any time, with or without notice or cause. Nothing in this letter or in Perrigo’s policies or procedures, either now or in the future, are intended to change the at-will nature of our relationship.

Again, we are very excited you will be joining the Perrigo family. The role you play will be key to our overall success, especially given the expertise and background you bring. On behalf of the Perrigo Board of Directors and the Perrigo leadership team, Congratulations and welcome to Perrigo!

Sincerely,	Acknowledgement:

/s/ Eduardo Bezerra
Murray Kessler	Eduardo Bezerra
President and CEO	May 6, 2022
Date

*	Please sign and scan back to Kim.Shriver@perrigo.com. Please keep a copy for your records.

Cc: Employee Fil

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